Exhibit 99.1

News Release

Media Contact:	Lauren C. Steele VP Corporate Affairs 704-551-4551

Investor Contact:	James E. Harris Chief Financial Officer 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
July 17, 2008	Quoted: The NASDAQ Stock Market (Global Select Market)
Coca-Cola Consolidated Announces Restructuring
CHARLOTTE—Coca-Cola Bottling Co. Consolidated announced today it is reorganizing the structure in its operating units and support services, which will result in the elimination of approximately 350 positions, or approximately 5% of its workforce. The Company anticipates it will incur expenses of $4.0 million to $5.0 million in the third quarter of 2008 as a result of this reorganization. The Company said it is making these changes in order to improve its efficiency and to help offset significant increases in the cost of raw materials and operating expenses. The elimination of the positions includes both currently filled and open positions. Affected employees are being offered severance packages and outplacement services.
CCBCC Chairman and CEO Frank Harrison said, “The Company’s changes reflect the needs of the business to reduce operating costs in response to the significant increase in the cost of raw materials, such as sweetener, and the increased cost of operating expenses, such as diesel fuel. The past year has seen dramatic increases in the costs of goods and services required to make, sell and deliver our products. In order to remain a leader in the soft drink industry, we must continuously pursue new and improved ways of running our business. Our team has examined many of our business processes and believes the Company can become more efficient as a result of this reorganization.”
Mr. Harrison added, “We remain very committed to growing our business and also recognize there is an ongoing need to manage costs and utilize our financial resources wisely. We are saddened to eliminate any positions, but we feel these moves are necessary to manage our costs in response to the current business conditions. We believe this reorganization and the improved cost structure will help position the Company for continued success.”
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211 (704) 551-4400

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the incurrence of restructuring charges in the third quarter of 2008 and improved efficiencies and anticipated benefits resulting from the restructuring.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes effecting our distribution and packaging; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2007 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.